Exhibit 10.1

                                LETTER OF INTENT

This Letter of Intent serves to formally express the binding terms on which Trident Brands Canada Limited, a company organized in province of Ontario, Canada (TBC) ("Purchaser"), seeks to purchase all of the common stock of The Activation Group Inc., a Ontario corporation ("AGI"), from the shareholders of AGI ("Sellers").

To date, the parties have held discussions and have conducted limited due diligence on the other party's business operations and strategies. Any transaction between the parties is dependent on the agreement and mutual execution of a definitive stock purchase agreement ("Definitive Agreement").

STRUCTURE OF TRANSACTION

Purchaser will purchase all of the common stock of the AGI.

PURCHASE PRICE

1. Purchaser will mark a hard deposit at the time of execution of this Letter of Intent the sum of $50,000 in cash.
2. Purchaser will pay an additional $150,000 in cash to Seller at closing of the Definitive Agreement.
3. Purchaser will assume all debt and liabilities, pursuant to a schedule to be included in the Definitive Agreement.
4. Purchaser will deliver at the time of closing of the Definitive Agreement a note payable to Sellers in the sum of $800,000 in Trident Brands Inc. stock subject to the following terms:
     a.   Principal to be paid as follows:
          i. First Payment - $200,000 in Trident Brands Inc. stock once cumulative EBITDA exceeds $200,000
          ii. Second Payment - $200,000 in Trident Brands Inc. stock once cumulative EBITDA exceeds $400,000
          iii. Third Payment - $200,000 in Trident Brands Inc. stock once cumulative EBITDA exceeds $600,000
          iv. Fourth Payment - $200,000 in Trident Brands Inc. stock once cumulative EBITDA exceeds $800,000

OTHER KEY CONSIDERATIONS

Sellers represent that AGI is in full and complete regulatory and legal compliance in the markets where it operates and to be in full compliance and in good standing with any authorities, vendors, and customers necessary for the continued operations, and Sellers will cooperate fully in the transfer, as applicable, of any licenses or permits to Purchaser or its subsidiary.
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Letter of Intent
January 26th, 2017
Page 2 of 2


Confidentiality: The parties agree that information shared between the parties for due diligence is confidential. The parties agreed to hold the terms and conditions of this Letter of Intent as confidential information but may disclose terms as required by their respective management, boards of directors, advisors, shareholders, and prospective investors.

DUE DILIGENCE, TIMING, CLOSING

The terms and conditions herein are subject to completion of the final due diligence satisfactory to Purchaser.

Closing is conditioned on and subject to all government and regulatory approvals in the Canada, as applicable, and any completion of any consents or waivers as required by both parties pursuant to a schedule included in the Definitive Agreement satisfactory to Purchaser.

Executed this 15th day of February 2017,

SELLERS: THE ACTIVATION GROUP INC


By: /s/ Mark Cluett
   --------------------------------------
Mark Cluett
President

PURCHASER: Trident Brands Canada Limited


By: /s/ Mark Holcombe
   --------------------------------------
Mark Holcombe
President